MILLIMAN VARIABLE INSURANCE TRUST 485BPOS

Exhibit 99(e)(ii)

MILLIMAN VARIABLE INSURANCE TRUST

AMENDMENT TO EXHIBIT A TO THE

DISTRIBUTION AGREEMENT

THIS AMENDMENT (the “Amendment”), effective as of the 29th day of April, 2024, to Exhibit A to the Distribution Agreement, dated as of January 6, 2021 (the “Distribution Agreement”), is entered into by and between Milliman Variable Insurance Trust, a Delaware statutory trust (the “Client”), and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, each of the Client and the Distributor is a party to the Distribution Agreement; and

WHEREAS, each of the Client and the Distributor desires to amend the Distribution to replace Exhibit A.

NOW, THEREFORE, the parties agree as follows:

1.       Exhibit A to the Distribution Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.       Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be effective as of the day and year first above written.

Foreside Fund Services, LLC

By:	/s/ Teresa Cowan
Teresa Cowan, President

Date:	April 17, 2024

Milliman Variable Insurance Trust

By:	/s/ Adam Schenck
Adam Schenck, President

Date:	April 1, 2024

EXHIBIT A

Fund Names

Milliman Hedged Equity Strategy

1.	Milliman – Capital Group Hedged U.S. Growth Fund

2.	Milliman – Capital Group Hedged U.S. Income and Growth Fund

Milliman Community Strategy

3.	Milliman Community Income Fund

4.	Milliman Community Growth Fund

A-2